As filed with the Securities and Exchange Commission on November 21, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 20, 2017

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this report relating to the amendment of the credit agreement of B&G Foods, Inc. is incorporated in this Item 1.01 by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On November 20, 2017, we amended our credit agreement, dated as of October 2, 2015, and previously amended on March 30, 2017, among B&G Foods, as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Barclays Bank PLC, as administrative agent and collateral agent.

The amendment, among other things, increases the principal amount of the tranche B term loans by $10 million to approximately $650 million, reduces by 25 basis points the spread over LIBOR or the applicable base rate on the tranche B term loans and any revolving loans, increases the aggregate commitments under our revolving credit facility from $500 million to $700 million, and extends the maturity date applicable to our revolving credit facility from June 2019 to November 2022.

A copy of the amendment is filed as Exhibit 10.1 to this report.  A copy of the press release issued by B&G Foods to announce our entry into the amendment is filed as Exhibit 99.1 to this report.

Item 9.01.  Financial Statements and Exhibits.

(d)                                      Exhibits.

10.1

Second Amendment to Credit Agreement, dated as of November 20, 2017, to the Amended and Restated Credit Agreement, dated as of October 2, 2015, among B&G Foods, Inc., as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Barclays Bank PLC, as administrative agent for the lenders and as collateral agent for the secured parties.

99.1	Press Release dated November 20, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: November 21, 2017	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President,
General Counsel and Secretary